Exhibit 99.1

Green Thumb Industries Reports Third Quarter 2023 Results

CHICAGO and VANCOUVER, British Columbia, November 8, 2023 (GLOBE NEWSWIRE) — Green Thumb Industries Inc. (“Green Thumb” or the “Company”) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of RISE Dispensaries, today reported its financial results for the third quarter ended September 30, 2023. Financial results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and all currency is in U.S. dollars.

Highlights for the third quarter and nine months ended September 30, 2023:

•	Third quarter revenue of $275 million increased 9% sequentially.

•	GAAP net income for the third quarter of $11 million or $0.05 per basic and diluted share.

•	Adjusted EBITDA for the third quarter was $83 million or 30% of revenue.

•	Third quarter cash flow from operations was $61 million, bringing the year-to-date total to $154 million.

•	Cash at quarter end totaled $137 million.

•	Share repurchases of $25 million during the quarter, over 1% of shares outstanding.

•	Adult-use cannabis sales commenced at four RISE Dispensaries in Maryland on July 1.

•	RISE Dispensaries opened in Las Vegas, Nevada and Fruitland Park, Florida.

Additionally, after quarter end, the Company opened RISE Dispensaries in Brandon and Sun City Center, Florida, and announced the opening of a RISE Dispensary in Clearwater, Florida on November 10.

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“I’m pleased to report that our team delivered a great third quarter, including record revenue of $275 million and GAAP net income of $11 million or $0.05 per basic and diluted share. Adjusted EBITDA was $83 million or 30% of revenue. Nine-month cash flow from operations was $154 million and we ended the quarter with a strong balance sheet including $137 million in cash, net of the share buyback,” said Green Thumb Founder, Chairman and Chief Executive Officer Ben Kovler. “Our third quarter performance was largely driven by the July 1 launch of adult-use sales in Maryland. I want to give a special thanks to all our team members who helped make our first few months of adult-use in Maryland a success.”

Green Thumb President Anthony Georgiadis added, “We are proud of the team’s results in the third quarter, and how we are positioned going into 2024. Our obsessive focus on operational efficiency, working capital management, and cash flow generation has allowed us to continue to generate strong revenue and profitability performance despite continued macro-economic and pricing headwinds in some of our markets.”

Green Thumb Industries Inc.

Third Quarter 2023 Financial Overview

Total revenue for the third quarter 2023 was $275.4 million, up 5.4% from the prior year period. The increase in revenue was primarily driven by increased retail and consumer packaged goods sales in Maryland, reflecting the legalization of adult-use cannabis on July 1.

Overall retail revenue increased 2.9% versus the third quarter of 2022. Third quarter 2023 comparable sales (stores open at least 12 months) increased 0.2% versus the prior year on a base of 77 stores. Consumer Packaged Goods gross revenue increased 17.8% versus the third quarter of 2022.

Gross profit for the third quarter 2023 was $133.8 million or 48.6% of revenue compared to $131.2 million or 50.2% of revenue year-over-year. The decrease in gross margin was primarily driven by price compression, while the increase in gross profit was directly attributed to the revenue increases described above.

Total selling, general and administrative expenses for the third quarter were $84.8 million or 30.8% of revenue, compared to $82.5 million or 31.6% of revenue for the third quarter 2022. The increase in total expenses was primarily due to increased expenses associated with opening new stores, as well as the launch of adult-use cannabis sales in Maryland.

Net income attributable to the Company for the third quarter 2023 was $10.5 million or $0.05 per basic and diluted share, compared to net income of $9.8 million, or income of $0.04 per basic and diluted share in the prior year period.

In the third quarter 2023, EBITDA was $74.7 million or 27.1% of revenue versus $73.3 million or 28.1% of revenue for the comparable period. Adjusted EBITDA, which excluded non-cash stock-based compensation of $7.2 million and other non-operating adjustments of $1.1 million, was $83.0 million or 30.1% of revenue as compared to $84.5 million or 32.3% of revenue for the third quarter 2022.

For additional information on these non-GAAP financial measures, see below under “Non-GAAP Financial Information.”

Balance Sheet and Liquidity

As of September 30, 2023, current assets were $320.2 million, including cash and cash equivalents of $136.8 million. Total debt outstanding was $298.5 million.

Total basic and diluted weighted average shares outstanding for the three months ended September 30, 2023, were 239.5 million shares and 240.3 million shares, respectively.

Business Developments

•

On July 1, 2023, Green Thumb commenced adult-use sales at its four Maryland RISE Dispensaries in Hagerstown, Joppa, Silver Spring and Bethesda. Each store donated a portion of profits from the first day of adult-use sales to a local nonprofit organization, including Mission of Love Charities, Explore MD Cannabis, and I Support The Girls.

•	On August 2, 2023, Green Thumb opened RISE Dispensary Las Vegas on Craig Road; profits from the grand opening were donated to Opportunity Village.

Green Thumb Industries Inc.

•	On August 16, 2023, Green Thumb opened RISE Dispensary Fruitland Park in Florida; profits from the grand opening were donated to Minorities for Medical Marijuana.

Subsequent to quarter end, on October 14, 2023, Green Thumb opened RISE Dispensary Brandon in Florida, and donated profits from the grand opening to Florida Justice Center. On October 27, 2023, Green Thumb opened RISE Dispensary Sun City Center in Florida, and donated profits from the grand opening to Minorities for Medical Marijuana. The Company also announced plans to open a RISE Dispensary in Clearwater, Florida on November 10, 2023, with profits from the grand opening to be donated to Minorities for Medical Marijuana.

RYTHM Artist Series

Also subsequent to quarter end, on October 2, 2023, Green Thumb announced the launch of its RYTHM Artist Series, a collection of cannabis strains that are chosen (and smoked) by artists spanning multiple genres of music. Inspired by the artists’ lifestyle and brand, each strain aligns with the artist’s specific tastes, consumption preferences, and desired effects, and is complemented by its own unique strain name and packaging design. The RYTHM Artist Series kicked off with country artist Mitchell Tenpenny’s Night Owl Haze, which is currently available exclusively at RISE Dispensaries in Florida, with an upcoming launch in Illinois later this month. Additional strain collaborations with talented and passionate artists such as pop-punk band State Champs, Nashville-based rock singer-songwriter Marcus King, and R&B and pop singer Tinashe will launch in the coming months.

Capital Allocation

In September 2023, the Board of Directors authorized a new one-year $50 million program to repurchase up to approximately 10.5 million of the Company’s Subordinate Voting Shares. In the quarter ended September 30, Green Thumb repurchased 2.5 million shares, over 1% of shares outstanding, for $25 million.

Green Thumb is not obligated to purchase any additional shares. If management determines it has better uses for its cash reserves, including for debt refinancing, strategic mergers and acquisitions or net working capital, it is under no obligation to purchase shares and share purchases may be suspended or terminated at any time at Green Thumb’s discretion. The actual number of shares purchased, timing of purchases and share price will depend upon market conditions at the time and securities law requirements. All shares acquired will be returned to treasury and cancelled.

Board of Directors

In September 2023, Green Thumb announced that Richard Reisin and Hannah (Buchan) Ross were appointed to its Board of Directors (the “Board”) as independent members. Reisin formerly served as Executive Vice President and Director at Carylon Corporation and has joined the Company’s audit committee. Ross is the Chief Operating Officer of Edie Parker and has joined the audit and compensation committees of the Board. The appointments bring the Company’s Board to a total of nine members.

Green Thumb Industries Inc.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Earnings before interest, taxes, other income or expense and depreciation and amortization.

Adjusted EBITDA: Earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash stock-based compensation, one-time transaction related expenses, or other non-operating costs.

Conference Call and Webcast

Green Thumb will host a conference call on Wednesday, November 8, 2023, at 5:00 pm ET to discuss its third quarter 2023 financial results for the quarter ended September 30, 2023. The earnings call may be accessed by dialing 844-883-3895 (toll-free) or 412-317-5797 (international). A live audio webcast of the call will also be available on the Investor Relations section of Green Thumb’s website at https://investors.gtigrows.com and will be archived for replay.

About Green Thumb Industries

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including &Shine, Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called RISE. Headquartered in Chicago, Illinois, Green Thumb has 18 manufacturing facilities, 87 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 4,400 people and serves millions of patients and customers each year. More information is available at www.gtigrows.com.

Cautionary Note Regarding Forward-Looking Information

This press release contains statements that we believe are, or may be considered to be, “forward-looking statements.” All statements other than statements of historical fact included in this document regarding the prospects of our industry or our prospects, plans, financial position or business strategy may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “intend,” “estimate,” “foresee,” “opportunity,” “project,” “potential,” “risk,” “anticipate,” “believe,” “plan,” “forecast,” “continue,” “suggests” or “could” or the negative of these terms or variations of them or similar terms or expressions of similar meaning. Furthermore, forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (the “SEC”), or oral statements made by or with the approval of one of our authorized executive officers. Although we believe that the

Green Thumb Industries Inc.

expectations reflected in these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. These known and unknown risks include, without limitation: cannabis remains illegal under U.S. federal law, and enforcement of cannabis laws could change; the Company may be subject to action by the U.S. federal government; state regulation of cannabis is uncertain; the Company may not be able to obtain or maintain necessary permits and authorizations; the Company may be subject to heightened scrutiny by Canadian regulatory authorities; the Company may face limitations on ownership of cannabis licenses; the Company may become subject to U.S. Food and Drug Administration or the U.S. Bureau of Alcohol, Tobacco, Firearms, and Explosives regulation; cannabis businesses are subject to applicable anti-money laundering laws and regulations and have restricted access to banking and other financial services; the Company may face difficulties acquiring additional financing; the Company faces intense competition; the Company faces competition from unregulated products; the Company is dependent upon the popularity and consumer acceptance of its brand portfolio; the Company lacks access to U.S. bankruptcy protections; the Company operates in a highly regulated sector and may not always succeed in complying fully with applicable regulatory requirements in all jurisdictions where it carries on business; the Company has limited trademark protections; the Company may face difficulties in enforcing its contracts; cannabis businesses are subject to unfavorable tax treatment; cannabis businesses may be subject to civil asset forfeiture; the Company is subject to proceeds of crime statutes; the Company faces exposure to fraudulent or illegal activity; the Company’s use of joint ventures may expose it to risks associated with jointly owned investments; the Company faces risks due to industry immaturity or limited comparable, competitive or established industry best practices; the Company faces risks related to its products; the Company’s business is subject to the risks inherent in agricultural operations; the Company faces risks related to its information technology systems and potential cyber-attacks and security breaches; the Company relies on third-party software providers for numerous capabilities we depend upon to operate, and a disruption of one or more of these systems could adversely affect our business; the Company faces an inherent risk of product liability or similar claims; the Company’s products may be subject to product recalls; the Company may face unfavorable publicity or consumer perception; the Company’s voting control is concentrated; the Company’s capital structure and voting control may cause unpredictability; and issuances of substantial amounts of the Super Voting Shares, Multiple Voting Shares, Subordinate Voting Shares may result in dilution. Further information on these and other potential factors that could affect the Company’s business and financial condition and the results of operations are included in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and elsewhere in the Company’s filings with the SEC, which are available on the SEC’s website or at https://investors.gtigrows.com. Readers are cautioned not to place undue reliance on any forward-looking statements contained in this document, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we make in our reports to the SEC. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

The Canadian Securities Exchange does not accept responsibility for the adequacy or accuracy of this release.

Green Thumb Industries Inc.

Investor Contact:

Andy Grossman

EVP, Capital Markets & Investor Relations

InvestorRelations@gtigrows.com

310-622-8257

Media Contact:

MATTIO Communications

GTI@mattio.com

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from Unaudited Interim Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2023, June 30, 2023 and September 30, 2022

(Amounts Expressed in Thousands of United States Dollars, Except for Share Amounts)

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues, net of discounts	$275,398	$252,388	$261,194
Cost of Goods Sold, net	(141,592)	(127,108)	(129,954)

Gross Profit	133,806	125,280	131,240

Expenses:
Selling, General, and Administrative	84,779	84,217	82,479

Total Expenses	84,779	84,217	82,479

Income From Operations	49,027	41,063	48,761

Other Income (Expense):
Other Income (Expense), net	(631)	(270)	(2,085)
Interest Income, net	1,576	1,531	1,085
Interest Expense, net	(4,639)	(2,869)	(4,644)

Total Other Income (Expense)	(3,694)	(1,608)	(5,644)

Income Before Provision for Income Taxes And Non-Controlling Interest	45,333	39,455	43,117

Provision For Income Taxes	34,526	25,765	32,969

Net Income Before Non-Controlling Interest	10,807	13,690	10,148
Net Income Attributable To Non-Controlling Interest	295	290	319

Net Income Attributable To Green Thumb Industries Inc.	$10,512	$13,400	$9,829

Net Income per share - basic	$0.05	$0.05	$0.04

Net Income per share - diluted	$0.05	$0.05	$0.04

Weighted average number of shares outstanding - basic	239,459,783	238,000,135	237,002,873

Weighted average number of shares outstanding - diluted	240,289,959	238,423,288	237,804,799

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Highlights from the Unaudited Interim Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

September 30, 2023
(Unaudited)
Cash and Cash Equivalents	$136,842
Other Current Assets	183,339
Property and Equipment, Net	692,667
Right of Use Assets, Net	240,036
Intangible Assets, Net	551,422
Goodwill	589,691
Other Long-term Assets	105,215

Total Assets	$2,499,212

Total Current Liabilities	$149,882
Notes Payable, Net of Current Portion and Debt Discount	297,075
Lease Liability, Net of Current Portion	250,017
Other long-Term Liabilities	95,339
Total Equity	1,706,899

Total Liabilities and Equity	$2,499,212

Green Thumb Industries Inc.

Green Thumb Industries Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three Months Ended September 30, 2023, June 30, 2023 and September 30, 2022

(Amounts Expressed in Thousands of United States Dollars)

EBITDA, and Adjusted EBITDA are non-GAAP measures and do not have standardized definitions under GAAP. We define each term as follows:

(1) EBITDA is defined as earnings before interest, taxes, other income or expense and depreciation and amortization.

(2) Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for other income, non-cash share-based compensation, one-time transaction related expenses, or other non-operating costs.

The following information provides reconciliations of the supplemental non-GAAP financial measures, presented herein to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company has provided the non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the financial results both including and excluding the adjusted items and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the business. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented.

	Three Months Ended
Adjusted EBITDA	September 30, 2023	June 30, 2023	September 30, 2022
	(Unaudited)	(Unaudited)	(Unaudited)
Net Income Before Noncontrolling Interest (GAAP)	$10,807	$13,690	$10,148
Interest Income, net	(1,576)	(1,531)	(1,085)
Interest Expense, net	4,639	2,869	4,644
Provision For (Benefit From) Income Taxes	34,526	25,765	32,969
Other (Income) Expense, net	631	270	2,085
Depreciation and Amortization	25,628	24,234	24,518

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) (non-GAAP measure)	$74,655	$65,297	$73,279

Share-based Compensation, Non-Cash	7,215	7,381	7,878
Acquisition, Transaction, and Other Non-Operating Costs	1,119	3,138	3,306

Adjusted EBITDA (non-GAAP measure)	$82,989	$75,816	$84,463